Exhibit 10.6

December 14, 2012

Compensation Plan for Employees of Q Therapeutics, Inc.

Effective December 18, 2012

Purpose: In order to attract and retain highly qualified employees, Q Therapeutics, Inc. (Q or the Company) will offer a compensation package to employees that consists of base salary, salary increases, cash bonuses and stock/option awards in conjunction with annual performance reviews or at other times as determined by the Compensation Committee.

Cash Bonus Ranges for 2012 as percent of salary.

Actual bonus can be in the range of 75-125% of target, based on performance.

Position	Target % of Salary (range 75-125% of Target)	Stock Options Range*
CEO	35	200-300,000
CFO	25	150-250,000
Vice President	20	100-150,000
Sr. Director	15	75-125,000
Director	12	50-100,000
Scientist; Controller	10	30-60,000
Research Associate III	10	25-45,000
Research Associate II	8	20-40,000
Research Associate I	6	15-30,000

Implementation

Salary increase, cash bonus and stock option grants pursuant to the 2011 Stock Option Plan will be determined by the Compensation Committee and Management for each employee (other than CFO and CEO), based on their performance for the year and the company financial status. The CEO and the Compensation Committee shall determine the awards for the CFO. The Compensation Committee shall recommend the awards for the CEO, to be confirmed by the Board.

For 2012, to conserve cash, the payout of 100% of the cash bonuses for the CEO and CFO and 90% of the cash bonuses for the rest of the employees will be contingent on the Company closing a financing of $2.5 million or more, or as otherwise agreed by the Compensation Committee and Management, or in the case of the CEO, by the Board.

*Currently 40,540,184 shares outstanding on a fully diluted basis. Stock Option Ranges to be increased periodically in proportion with the number of outstanding shares.